Exhibit 99.1

Arena Pharmaceuticals Announces Positive Topline Data for New Development Program -Etrasimod Controlled-Release (CR)

- Etrasimod CR profile designed to retain etrasimod’s rapid onset of action while further improving its potentially best-in-class, non-titrated, low intrinsic first-dose heart rate effect

- Positive topline data from Phase 1 study demonstrated significant reduction in heart rate effect, particularly during the initial 4-hour monitoring period

- Etrasimod CR program delivers rapid life-cycle management and potentially extends etrasimod’s intellectual property portfolio

- Arena to host conference call and webcast today at 4:30 PM ET

SAN DIEGO, Calif., April 1, 2020 - Arena Pharmaceuticals, Inc. (Nasdaq: ARNA) today announced positive topline data from a Phase 1 clinical study evaluating controlled-release delivery profiles (CR) for its investigational agent, etrasimod, a highly selective, once-daily, oral sphingosine 1-phosphate (S1P) receptor modulator.

Results from the study demonstrated that CR delivery enabled a greater than 75% reduction in the average heart rate effect of etrasimod during its 4-hour monitoring period, with heart rate slowing by only low single digits from baseline with no titration. At additional measurements over 24 hours, the etrasimod CR heart rate effect was reduced or similar compared to etrasimod. Of note, the rate of change in heart rate was reduced greater than 50% with etrasimod CR delivery.

On the basis of these results, Arena will embark on a product development program to rapidly develop etrasimod CR and integrate it into multiple, ongoing clinical development programs. Additionally, a recently filed provisional patent application for etrasimod CR has the potential to extend patent coverage beyond that for the composition of matter plus patent term extension.

"Etrasimod currently has a potential best-in-class profile as a rapid-acting, non-titrated oral therapy with limited first-dose heart rate effect. It is exciting that Arena’s etrasimod CR program has the potential to further differentiate this profile," stated Preston Klassen, MD, MHS, Executive Vice President, Research and Development at Arena. "This work builds on Arena’s more than twenty-year scientific expertise in G-protein coupled receptor (GPCR) drug development and has the potential to improve etrasimod’s broad clinical utility. We intend to launch in ulcerative colitis with etrasimod and expect to move to etrasimod CR with other ongoing and future development programs across a broad range of immune-mediated inflammatory diseases."

Conference Call & Webcast Information

Arena will host a conference call and live webcast with the investment community today at 4:30 PM ET, to discuss our data release.

When: Wednesday, April 1, 2020, at 4:30 PM ET

Dial-in: (877) 643-7155 (United States) or (914) 495-8552 (International)

Conference ID: 2338348

Please join the conference call at least 10 minutes early to register. You can access the live webcast under the investor relations section of Arena's website at: www.arenapharm.com. Shortly after the call, a replay of the conference call will be archived under the events and presentations section of Arena's website and available for 30 days thereafter.

About Etrasimod

Etrasimod (APD334) is a next generation, once-daily, oral, highly selective sphingosine 1-phosphate (S1P) receptor modulator discovered by Arena, and designed for optimized pharmacology and engagement of S1P receptor 1, 4 and 5 which may lead to an improved efficacy and safety profile.

Etrasimod provides systemic and local effects on specific immune cell types and has the potential to treat multiple immune-mediated inflammatory diseases including ulcerative colitis, Crohn's disease, eosinophilic esophagitis, atopic dermatitis, and alopecia areata.

Etrasimod, in any form, is an investigational compound that is not approved for any use in any country.

About Arena Pharmaceuticals

Arena Pharmaceuticals is uniquely positioned to develop best-in-disease medicines with optimized efficacy and safety for patients globally. Our drive to deliver a robust pipeline of novel, transformational medicines is grounded in two decades of world class G-protein-coupled receptor (GPCR) discovery research.

It is the breadth and depth of our portfolio, prioritization of drug development to meet unmet patient needs, strong financial health and growing, bold-thinking world-class team that gives Arena the ingredients and passion to build a sustainable, vibrant next-generation pharmaceutical company.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements may be identified by words such as "designed to," "potentially," "will," "potential," "intend to," "expect to," "future," "designed for," "may," and "uniquely positioned to" and include statements about: etrasimod's potential, including to have broad utility in immune-mediated inflammatory diseases or be best-in-class; etrasimod CR and its expected clinical benefit and clinical utility; plans for development of etrasimod and etrasimod CR; the anticipated benefits of the etrasimod CR program and the recently-filed provisional patent application for etrasimod CR; the planned conference call and live webcast with the investment community; and Arena's position, drive, portfolio, prioritization, financial position, team, and building of the company. For such statements, Arena claims the protection of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from Arena's expectations. Factors that could cause actual results to differ materially from the forward-looking statements include: the risk that topline data is based on preliminary analysis of key data, and such data or analysis may change following a more comprehensive review of the data, and such topline data may not accurately reflect the complete results of a particular study or trial; the risk that the results of clinical trials and other studies are subject to different interpretations and may not be predictive of future results; the risk that regulatory agencies may interpret or weigh the importance of data differently and reach different conclusions than Arena or others, or request additional information, or have additional recommendations or change their guidance or requirements before or after approval; the timing and outcome of research, development and regulatory review is uncertain; the risk that etrasimod, etrasimod CR or Arena's other drug candidates may not advance in development or be approved for marketing; the risk that clinical trials and other studies may not proceed at the time or in the manner expected or at all; and the risk that the provisional patent application for etrasimod CR may not result in an issued patent and, if issued, may not have a patent term extending beyond Arena's existing etrasimod patent portfolio. Additional factors that could cause actual results to differ materially from those stated or implied by Arena's forward-looking statements are disclosed in Arena's filings with the Securities and Exchange Commission (SEC), including but not limited to Arena's Annual Report on Form 10-K for the year ended December 31, 2019, which was filed with the SEC on February 27, 2020. These forward-looking statements represent Arena's judgment as of the time of this release. Arena disclaims any intent or obligation to update these forward-looking statements, other than as may be required under applicable law.

Corporate Contact:

Megan E. Knight

Arena Pharmaceuticals, Inc.

Director, Investor Relations

mknight@arenapharm.com

858.210.3635

Arena Media Contact:

IR@arenapharm.com

858-453-7200

###